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                                                                    EXHIBIT 23.3

                                   [FORM OF]

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

International Wireless Communications Holdings, Inc.:

    We consent to the use of our report dated July 12, 1996, except for note 1, as to which the date is August 8, 1996, on the consolidated balance sheets of International Wireless Communications Holdings, Inc. (IWC Holdings) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, included herein, and to the reference to our firm under the heading "Experts" in the Registration Statement (Form S-1) and related prospectus.

                                          KPMG Peat Marwick LLP

San Francisco, California
February   , 1997